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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

     Worsley,       Robert        M.
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    (Last)         (First)       (Middle)

     1520 E. Pima Street
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    (Street)

     Phoenix       Arizona         85034
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    SkyMall, Inc.; SKYM
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3.  IRS or Social Security
    Number of Reporting
    Person (Voluntary)

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4. Statement for Month/Year

    September, 1997
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5.  If Amendment,
    Date of Original
    (Month/Year)

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6.  Relationship of Reporting Person to Issuer(check all applicable)

      X    Director                         X    10% Owner
    -----                                 -----
      X    Officer (give title below)            Other (specify below)
    -----                                 -----

    Chairman, President & CEO
    -------------------------

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title of Security  2. Trans-  3. Trans-    4. Securities Acquired (A)         5. Amount of     6. Owner-    7. Nature
  (Instr. 3)             action     action       or Disposed of (D)                 Securities       ship         of In-
                         Date       Code        (Instr. 3, 4 and 5)                 Beneficially     Form:        direct
                        (Month/    (Instr. 8)                                       Owned at         Direct       Bene-
                         Day      ----------     -------------------------------    End of           (D) or       ficial
                         Year)                                 (A) or               Month            Indirect     Owner-
                                  Code    V         Amount     (D)      Price      (Instr. 3 and 4)  (I)          ship
                                                                                                     (Instr. 4)  (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------

Common Stock           9/16/97    P                5,000       A       $6.19                          D
----------------------------------------------------------------------------------------------------------------------------
Common Stock           9/17/97    P                3,000       A       $6.19                          D
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Common Stock           9/19/97    P                8,000       A       $6.56                          D
----------------------------------------------------------------------------------------------------------------------------
Common Stock           9/22/97    P                5,000       A       $6.56                          D
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Common Stock           9/22/97    P                5,000       A       $6.56                          D
----------------------------------------------------------------------------------------------------------------------------
Common Stock           9/23/97    P                5,000       A       $6.56                          D
----------------------------------------------------------------------------------------------------------------------------
Common Stock           9/29/97    P                5,000       A       $6.56                          D
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Common Stock           9/29/97    P                2,500       A       $6.56                          D
----------------------------------------------------------------------------------------------------------------------------
Common Stock           9/30/97    P               11,500       A       $6.56      2,320,966           D(1)
----------------------------------------------------------------------------------------------------------------------------
                                                                                        376           D
----------------------------------------------------------------------------------------------------------------------------
                                                                                        376           I            (2)
----------------------------------------------------------------------------------------------------------------------------

Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.

Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
          (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-
   (Instr. 3)                       sion or      action      tion Code     ative Securities Ac-
                                    Exercise     Date       (Instr. 8)     quired (A) or Dis-
                                    Price of    (Month/                    posed of (D)
                                    Deriv-       Day/                     (Instr. 3,4, and 5)
                                    ative        Year)       -----------   ---------------------
                                    Security                 Code    V      (A)         (D)
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------


6. Date Exer-       7. Title and Amount of Under-  8. Price   9.  Number   10. Owner-  11. Na-
   cisable and Ex-     lying Securities               of          of Deriv-    ship        ture
   piration Date       (Instr. 3 and 4)               Deriv-      ative        Form        of In-
   (Month/Day/                                        ative       Secur-       of De-      direct
    Year)                                             Secur-      ities        rivative    Bene-
   ----------------    --------------------------     ity         Bene-        Secu-       ficial
   Date     Expira-                   Amount or      (Instr.      ficially     rity:       Own-
   Exer-    tion          Title       Number of       5)          Owned        Direct      ership
   cisable  Date                      Shares                      at End       (D) or     (Instr. 4)
                                                                  of           Indi-
                                                                  Month        rect (I)
                                                                 (Instr. 4)   (Instr. 4)
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

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
Explanation of Responses:

(1) Security is jointly owned with Spouse.
(2) Securities owned by Spouse.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                           /s/ Robert M. Worsley                 October 9, 1997
                           -------------------------------       ---------------
                           **Signature of Reporting Person            Date
                               Robert M. Worsley
                                                                          Page 2